Exhibit 99.1
Granite Ridge Resources, Inc. Reports Fourth Quarter and Full-Year 2024 Results
and Provides Outlook for 2025

Dallas, Texas, March 6, 2025 – Granite Ridge Resources, Inc. (NYSE: GRNT) (“Granite Ridge” or the “Company”) today reported financial and operating results for the fourth quarter and full-year 2024 and provided initial guidance for 2025.

Fourth Quarter 2024 Highlights

•Increased total production by 7% to 27,734 Boe/day (53% oil) driven by a 20% increase in oil production
•Reported Net Loss of $11.6 million, or $(0.09) per share, and Adjusted Net Income (non-GAAP) of $22.7 million, or $0.17 per diluted share
•Generated Adjusted EBITDAX (non-GAAP) of $82.6 million
•Invested $93.3 million of capital, placing online 86 gross (4.08 net) wells
•Declared a dividend of $0.11 per share
•Ended the year with total liquidity of $129.1 million and Net Debt to Adjusted EBITDAX of 0.7x

See “Supplemental Non-GAAP Financial Measures” below for descriptions of the above non-GAAP measures as well as a reconciliation of these measures to the associated GAAP (as defined herein) measures.

Luke Brandenberg, President and CEO of Granite Ridge, commented, “Granite Ridge concluded 2024 with outstanding performance across our portfolio, achieving a corporate record for total production driven by a 10% increase over the third quarter. Our disciplined investment strategy enabled us to efficiently deploy capital, completing 86 gross wells and executing nearly two dozen transactions across the Permian and Appalachian basins. These actions have bolstered our asset base while maintaining financial flexibility, as demonstrated by our strong liquidity position at year-end and conservative leverage of 0.7x Net Debt to Adjusted EBITDAX.”

Mr. Brandenberg concluded, “Our Operated Partnership portfolio surpassed expectations in 2024, reinforcing our confidence in our partners’ ability to capture compelling opportunities in the Permian Basin. By collaborating with highly aligned management teams to source, acquire, and develop high-quality assets, we are generating significant value in today’s market. We look forward to keeping our investors informed as we continue to execute our strategy.”

“Looking ahead, we remain committed to driving sustainable growth and delivering shareholder returns. Our 2025 outlook projects a 16% increase in production at the midpoint, and our declared dividend implies a current yield of over 7%, highlighting the strength of our strategy. With a robust portfolio of high-quality assets, strong partnerships, and a disciplined approach to capital allocation, we are well-positioned to build on our momentum in the coming year.”

Financial Results

Net loss for the quarter was $11.6 million, or $(0.09) per diluted share of common stock. Excluding non-cash and special items, Adjusted Net Income (non-GAAP) was $22.7 million for the quarter, or $0.17 per diluted share of common stock. Adjusted EBITDAX (non-GAAP) and cash flow from operating activities for the quarter totaled $82.6 million and $68.2 million, respectively.

Net income for the year was $18.8 million or $0.14 per diluted share of common stock. Excluding non-cash and special items, Adjusted Net Income (non-GAAP) was $73.8 million or $0.57 per diluted share of common stock. Adjusted EBITDAX (non-GAAP) and cash flow from operating activities for the year totaled $290.8 million and $275.7 million, respectively.

Production Results

Total production for the quarter increased 7% from the prior year quarter to 27,734 Boe per day (53% oil), including a 20% increase in oil production to 14,717 barrels (“Bbls”) per day. Natural gas production for the quarter totaled 78,104 thousand cubic feet of natural gas (“Mcf”) per day.

Total production for the year increased 3% to 24,973 Boe per day (49% oil), including a 8% increase in oil production to 12,248 Bbls per day. Natural gas production for the year totaled 76,350 Mcf per day.

Oil, Natural Gas and Related Product Sales

During the quarter, NYMEX West Texas Intermediate ("WTI") crude oil averaged $70.69 per Bbl, and NYMEX natural gas at Henry Hub averaged $2.44 per Mcf. The Company’s average realized price for oil and natural gas, excluding the effect of commodity derivatives, was $65.53 per Bbl (a $5.16 differential to WTI) and $2.45 per Mcf (a 100% realization of Henry Hub), respectively.

Operating Costs

Lease operating expenses were $15.3 million for the quarter, or $5.99 per Boe, a 7% decrease on a per unit basis compared to the prior year quarter. Production and ad valorem taxes were $7.0 million for the quarter, or 6.6% of oil and natural gas sales. During the quarter general and administrative ("G&A") costs totaled $5.9 million, inclusive of $0.6 million of non-cash stock-based compensation.

Lease operating expenses were $57.5 million for the year, or $6.29 per Boe, an 8% decrease on a per unit basis compared to the prior year. Production and ad valorem taxes were $26.0 million for the year, or 6.8% of oil and natural gas sales. G&A costs for the year totaled $24.6 million, inclusive of $2.3 million of non-cash stock-based compensation.

Capital Expenditures and Operational Activity

Capital expenditures for the quarter were $93.3 million comprised of $83.5 million of drilling and completion ("D&C") capital and $9.8 million of property acquisition costs. Total 2024 capital expenditures were $354.4 million comprised of $290.3 million of D&C capital and $64.2 million of property acquisition costs.

The table below provides capital expenditures incurred for oil and natural gas producing activities for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Property acquisition costs:
Proved	$612	$9,365	$3,436	$36,824
Unproved	9,207	18,172	60,721	42,225
Development costs	83,522	50,844	290,283	283,915
Total costs incurred for oil and natural gas properties	$93,341	$78,381	$354,440	$362,964

The table below provides a summary of gross and net wells completed and put on production for the three months and year ended December 31, 2024:

	Three Months Ended December 31, 2024		Twelve Months Ended December 31, 2024
	Gross	Net	Gross	Net
Permian	31	3.24	133	16.81
Eagle Ford	5	0.26	18	3.36
Bakken	19	0.40	56	1.00
Haynesville	—	—	6	0.34
DJ	25	0.04	80	1.78
Appalachian	6	0.14	6	0.14
Total	86	4.08	299	23.43

On December 31, 2024, the Company had 202 gross (14.85 net) wells for which drilling was either in-progress or were pending completion.

Liquidity and Capital Resources

As of December 31, 2024, Granite Ridge had $205.0 million of debt outstanding under its Credit Agreement and $129.1 million of liquidity, consisting of $119.7 million of committed borrowing availability and $9.4 million of cash on hand. On November 1, 2024, the Company and its lenders entered into the Fourth Amendment to the Credit Agreement, which amended the Credit Agreement to, among other things, increase the borrowing base and aggregate elected commitments from $300.0 million to $325.0 million.

2024 Proved Reserves

As of December 31, 2024, Granite Ridge’s estimated proved reserves totaled 54,315 MBoe, compared to 53,472 MBoe December 31, 2023. The Company’s proved reserves are approximately 52% oil and 48% natural gas. Proved developed reserves totaled 38,953 MBoe, or 72% of total proved reserves. The table below provides a summary of changes in total proved reserves for the year ended December 31, 2024, as well as the proved developed reserves balance at the beginning and end of the year.

	Oil (MBbl)	Natural Gas (MMcf)	MBoe
Proved developed and undeveloped reserves at December 31, 2023	27,317	156,928	53,472
Revisions of previous estimates	(1,992)	(1,860)	(2,302)
Extensions and discoveries	3,545	20,043	6,885
Divestiture of reserves	(1,718)	(10,840)	(3,525)
Acquisition of reserves	5,518	20,442	8,925
Production	(4,483)	(27,944)	(9,140)
Proved developed and undeveloped reserves at December 31, 2024	28,187	156,769	54,315

	Oil (MBbl)	Natural Gas (MMcf)	MBoe
Proved developed reserves:
December 31, 2023	14,972	96,833	31,111
December 31, 2024	19,269	118,103	38,953
Proved undeveloped reserves:
December 31, 2023	12,345	60,095	22,361
December 31, 2024	8,918	38,666	15,362

2025 Guidance

The Company provides initial 2025 guidance and anticipates approximately 28,000 to 30,000 Boe per day of production for 2025, an increase of approximately 16% from 2024.

The following table summarizes the Company’s operational and financial guidance for 2025.

2025 Guidance
Annual production (Boe per day)	28,000 - 30,000
Oil production (% of total production)	51% - 53%
Total capital expenditures ($ in millions)	$300 - $320
Lease operating expenses (per Boe)	$6.25 - $7.25
Production and ad valorem taxes (% of total revenue)	6% - 7%
Cash general and administrative expense ($ in millions)	$25 - $27

Conference Call

Granite Ridge will host a conference call on March 7, 2025, at 10:00 AM CT (11:00 AM ET) to discuss its fourth quarter and full-year 2024 financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion. The telephone number and passcode to access the conference call are provided below:

Dial-in: (888) 660-6093
Intl. dial-in: (929) 203-0844
Participant Passcode: 4127559

To access the live webcast visit Granite Ridge’s website at www.graniteridge.com. Alternatively, an audio replay will be available through March 21, 2025. To access the audio replay dial (800) 770-2030 and enter confirmation code 4127559.

Upcoming Investor Events

Granite Ridge management will also be participating in the following upcoming investor events:
•2025 Louisiana Energy Conference - May 28, 2025

Any investor presentations to be used for such events will be posted prior to the respective event on Granite Ridge’s website. Information on Granite Ridge’s website does not constitute a portion of, and is not incorporated by reference into this press release.

About Granite Ridge

Granite Ridge is a scaled energy company which aims to provide shareholders with exposure similar to energy private equity through operated partnerships and traditional non-operated assets. We own assets in six prolific unconventional basins across the United States. We aim to deliver a diversified portfolio with best-in-class full cycle returns by investing in a large number of high-graded deals developed by proven public and private operators. We focus on success as measured by total shareholder returns, which we seek to balance with a low leverage profile. For more information, visit Granite Ridge’s website at www.graniteridge.com.

Forward-Looking Statements and Cautionary Statements

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release regarding, without limitation, Granite Ridge’s 2025 outlook, financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production and sales, market size, collaborations, cash flows, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Granite Ridge’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: Granite Ridge’s financial performance following the business combination, changes in Granite Ridge’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans, changes in current or future commodity prices and interest rates, supply chain disruptions, infrastructure constraints and related factors affecting our properties, ability to acquire additional development opportunities and potential or pending acquisition transactions, as well as the effects of such acquisitions on the Company’s cash position and levels of indebtedness, changes in reserves estimates or the value thereof, operational risks including, but not limited to, the pace of drilling and completions activity on our properties, changes in the markets in which Granite Ridge competes, geopolitical risk and changes in applicable laws, legislation, or regulations, including those relating to environmental matters, cyber-related risks, the fact that reserve estimates depend on many assumptions that may turn out to be inaccurate and that any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of the Granite Ridge’s reserves, the outcome of any known and unknown litigation and regulatory proceedings, limited liquidity and trading of Granite Ridge’s securities, acts of war, terrorism or uncertainty regarding the effects and duration of global hostilities, including the Israel-Hamas conflict, the Russia-Ukraine war, continued instability in the Middle East, and any associated armed conflicts or related sanctions which may disrupt commodity prices and create instability in the financial markets, and market conditions and global, regulatory, technical, and economic factors beyond Granite Ridge’s control, including the potential adverse effects of world health events, affecting capital markets, general economic conditions, global supply chains and Granite Ridge’s business and operations, increasing regulatory and investor emphasis on, and attention to, environmental, social and governance matters, Granite Ridge’s ability to establish and maintain effective internal control over financial reporting, and the other risks described under the heading “Item 1A. Risk Factors” in Granite Ridge’s Annual Report on Form 10-K for the year ended December 31, 2024 to be filed with the Securities and Exchange Commission (“SEC”), as updated by any subsequent Quarterly Reports on Form 10-Q, which Granite Ridge files with the SEC.

Granite Ridge has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Granite Ridge’s control. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Granite Ridge does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

Use of Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), this press release contains certain financial measures that are not prepared in accordance with GAAP, including Adjusted Net Income, Adjusted Earnings Per Share, Adjusted EBITDAX, and Net Debt.

See “Supplemental Non-GAAP Financial Measures” below for a description and reconciliation of each non-GAAP measure presented in this press release to the most directly comparable financial measure calculated in accordance with GAAP.

INVESTOR RELATIONS AND MEDIA CONTACT: IR@GraniteRidge.com – (214) 396-2850

Granite Ridge Resources, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,
(in thousands, except par value and share data)	2024	2023
ASSETS
Current assets:
Cash	$9,419	$10,430
Revenue receivable	69,692	72,934
Advances to operators	19,959	4,928
Prepaid and other current assets	3,831	1,716
Derivative assets - commodity derivatives	537	11,117
Equity investments	31,783	50,427
Total current assets	135,221	151,552
Property and equipment:
Oil and gas properties, successful efforts method	1,540,021	1,236,683
Accumulated depletion	(643,051)	(467,141)
Total property and equipment, net	896,970	769,542
Long-term assets:
Derivative assets - commodity derivatives	—	1,189
Other long-term assets	4,288	4,821
Total long-term assets	4,288	6,010
Total assets	$1,036,479	$927,104
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$99,440	$60,875
Other liabilities	546	1,204
Derivative liabilities - commodity derivatives	1,822	—
Total current liabilities	101,808	62,079
Long-term liabilities:
Long-term debt	205,000	110,000
Derivative liabilities - commodity derivatives	3,679	—
Asset retirement obligations	10,693	9,391
Deferred tax liability	79,946	73,989
Total long-term liabilities	299,318	193,380
Total liabilities	401,126	255,459
Stockholders' Equity:
Common stock, $0.0001 par value, 431,000,000 shares authorized, 136,417,677 and 136,040,777 issued at December 31, 2024 and 2023, respectively	14	14
Additional paid-in capital	655,472	653,174
Retained earnings	16,047	54,782
Treasury stock, at cost, 5,683,921 and 5,677,627 shares at December 31, 2024 and 2023, respectively	(36,180)	(36,325)
Total stockholders' equity	635,353	671,645
Total liabilities and stockholders' equity	$1,036,479	$927,104

Granite Ridge Resources, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2024	2023	2024	2023
Revenues:
Oil and natural gas sales	$106,307	$106,798	$380,030	$394,069
Operating costs and expenses:
Lease operating expenses	15,287	15,408	57,461	60,521
Production and ad valorem taxes	7,032	7,897	26,007	27,707
Depletion and accretion expense	49,847	47,574	176,529	160,662
Impairments of long-lived assets	35,637	26,496	36,369	26,496
General and administrative	5,944	6,081	24,649	27,920
Other, net	(524)	(1,384)	(241)	176
Total operating costs and expenses	113,223	102,072	320,774	303,482
Net operating income (loss)	(6,916)	4,726	59,256	90,587
Other income (expense):
Gain (loss) on derivatives - commodity derivatives	(8,803)	19,129	(908)	25,544
Interest expense, net	(4,673)	(2,409)	(18,470)	(5,315)
Gain (loss) on derivatives - common stock warrants	—	—	—	(5,742)
Gain (loss) on equity investments	4,132	508	(15,183)	508
Other income	—	—	271	—
Total other income (expense)	(9,344)	17,228	(34,290)	14,995
Income (loss) before income taxes	(16,260)	21,954	24,966	105,582
Income tax expense (benefit)	(4,638)	4,415	6,207	24,483
Net income (loss)	$(11,622)	$17,539	$18,759	$81,099

Net income (loss) per share:
Basic	$(0.09)	$0.13	$0.14	$0.61
Diluted	$(0.09)	$0.13	$0.14	$0.61
Weighted-average number of shares outstanding:
Basic	130,210	132,105	130,189	133,093
Diluted	130,210	132,129	130,227	133,109

Granite Ridge Resources, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(in thousands)	2024	2023
Operating activities:
Net income	$18,759	$81,099
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion and accretion expense	176,529	160,662
Impairments of long-lived assets	36,369	26,496
(Gain) loss on derivatives - commodity derivatives	908	(25,544)
Net cash receipts from (payments on) commodity derivatives	16,363	22,895
Stock-based compensation	2,298	2,162
Amortization of loan origination costs	3,540	1,260
Loss on derivatives - common stock warrants	—	5,742
(Gain) loss on equity investments	15,183	(508)
Deferred income taxes	5,958	24,274
Other	(1,034)	(313)
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Revenue receivable	3,288	(846)
Other receivable	183	103
Accrued expenses	(1,153)	4,550
Prepaid and other current assets	(1,411)	485
Other payable	(47)	350
Net cash provided by operating activities	275,733	302,867
Investing activities:
Capital expenditures for oil and natural gas properties	(285,796)	(282,390)
Acquisition of oil and natural gas properties	(61,197)	(76,810)
Deposit on acquisition	(887)	—
Refund of advances to operators	19,655	2,464
Proceeds from the disposal of oil and natural gas properties	13,995	60
Proceeds from the sale of equity investments	3,462	—
Net cash used in investing activities	(310,768)	(356,676)
Financing activities:
Proceeds from borrowing on credit facilities	110,000	162,500
Repayments of borrowing on credit facilities	(15,000)	(52,500)
Deferred financing costs	(3,340)	(2,616)
Payment of expenses related to formation of Granite Ridge Resources, Inc.	—	(43)
Purchase of treasury shares	(442)	(35,353)
Payment of dividends	(57,494)	(58,587)
Proceeds from issuance of common stock	—	5
Net cash provided by financing activities	33,724	13,406
Net change in cash and restricted cash	(1,311)	(40,403)
Cash and restricted cash at beginning of year	10,730	51,133
Cash and restricted cash at end of year	$9,419	$10,730
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$(14,472)	$(4,825)
Cash paid during the year for income taxes	$(197)	$(742)
Supplemental disclosure of non-cash investing activities:
Oil and natural gas properties divested in exchange for equity securities	$—	$49,920
Oil and natural gas property development costs in accrued expenses	$36,736	$(12,325)
Advances to operators applied to development of oil and natural gas properties	$121,922	$98,224
Cash and restricted cash:
Cash	$9,419	$10,430
Restricted cash included in other long-term assets	—	300
Cash and restricted cash	$9,419	$10,730

Granite Ridge Resources, Inc.
Summary Production and Price Data
The following table sets forth summary information concerning production and operating data for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net Sales (in thousands):
Oil sales	$88,730	$86,345	$327,491	$317,099
Natural gas sales	17,577	20,453	52,539	76,970
Total revenues	106,307	106,798	380,030	394,069

Net Production:
Oil (MBbl)	1,354	1,130	4,483	4,162
Natural gas (MMcf)	7,186	7,592	27,944	28,266
Total (MBoe)(1)	2,552	2,395	9,140	8,873
Average Daily Production:
Oil (Bbl)	14,717	12,280	12,248	11,404
Natural gas (Mcf)	78,104	82,525	76,350	77,442
Total (Boe)(1)	27,734	26,034	24,973	24,311

Average Sales Prices:
Oil (per Bbl)	$65.53	$76.43	$73.06	$76.18
Effect of gain (loss) on settled oil derivatives on average price (per Bbl)	0.85	0.59	0.34	1.10
Oil net of settled oil derivatives (per Bbl) (2)	66.38	77.02	73.40	77.28

Natural gas sales (per Mcf)	2.45	2.69	1.88	2.72
Effect of gain (loss) on settled natural gas derivatives on average price (per Mcf)	0.39	0.45	0.53	0.65
Natural gas sales net of settled natural gas derivatives (per Mcf) (2)	2.84	3.14	2.41	3.37

Realized price on a Boe basis excluding settled commodity derivatives	41.66	44.60	41.58	44.41
Effect of gain (loss) on settled commodity derivatives on average price (per Boe)	1.56	1.70	1.79	2.58
Realized price on a Boe basis including settled commodity derivatives (2)	43.22	46.30	43.37	46.99

Operating Expenses (in thousands):
Lease operating expenses	$15,287	$15,408	$57,461	$60,521
Production and ad valorem taxes	7,032	7,897	26,007	27,707
Depletion and accretion expense	49,847	47,574	176,529	160,662
Impairments of long-lived assets	35,637	26,496	36,369	26,496
General and administrative	5,944	6,081	24,649	27,920
Costs and Expenses (per Boe):
Lease operating expenses	$5.99	$6.43	$6.29	$6.82
Production and ad valorem taxes	2.76	3.30	2.85	3.12
Depletion and accretion	19.53	19.87	19.31	18.11
Impairments of long-lived assets	13.96	11.06	3.98	2.99
General and administrative	2.33	2.54	2.70	3.15

Net Producing Wells at Period-End:	202.40	176.50	202.40	176.50
(1)Natural gas is converted to Boe using the ratio of one barrel of oil to six Mcf of natural gas.
(2)The presentation of realized prices including settled commodity derivatives is a result of including the net cash receipts from (payments on) commodity derivatives that are presented in our consolidated statements of cash flows. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Granite Ridge Resources, Inc.
Derivatives Information
The table below provides data associated with the Company’s current derivatives, for the periods indicated:

	2025					2026
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total	Total
Collars (oil)
Volume (Bbl)	997,903	933,266	802,210	698,000	3,431,379	2,104,980
Weighted-average floor price ($/Bbl)	$63.51	$62.67	$62.92	$60.72	$62.58	$60.00
Weighted-average ceiling price ($/Bbl)	$77.86	$76.69	$77.54	$76.41	$77.17	$70.44
Collars (natural gas)
Volume (Mcf)	4,134,179	1,075,438	2,441,757	3,550,615	11,201,989	9,906,446
Weighted-average floor price ($/Mcf)	$3.30	$3.00	$3.00	$3.35	$3.22	$3.43
Weighted-average ceiling price ($/Mcf)	$4.56	$3.75	$3.75	$4.16	$4.18	$4.21
Swaps (natural gas)
Volume (Mcf)	1,234,000	4,391,520	2,288,450	710,350	8,624,320	3,641,400
Weighted-average price ($/Mcf)	$3.78	$3.44	$3.59	$3.60	$3.54	$3.64

Granite Ridge Resources, Inc.
Supplemental Non-GAAP Financial Measures
The Company reports its financial results in accordance with GAAP. However, the Company believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of its peers and the results of prior periods. In addition, the Company believes these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.
Reconciliation of Net Income to Adjusted EBITDAX
Adjusted EBITDAX is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator.
The Company defines Adjusted EBITDAX as net income before depletion and accretion expense, (gain) loss on derivatives – commodity derivatives, net cash receipts from (payments on) commodity derivatives, interest expense, loss on derivatives – common stock warrants, non-cash stock-based compensation, warrant exchange transaction costs, income tax expense, impairment of long-lived assets, (gain) loss on equity investments and other, net. Adjusted EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s Adjusted EBITDAX measure provides additional information that may be used to better understand the Company’s operations. Adjusted EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered in isolation or as an alternative to, or more meaningful than, net income as an indicator of operating performance. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Adjusted EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that Adjusted EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements. For example, Adjusted EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.
The following table provides a reconciliation of the GAAP measure of net income to Adjusted EBITDAX for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Net income (loss)	$(11,622)	$17,539	$18,759	$81,099
Interest expense, net	4,673	2,409	18,470	5,315
Income tax expense (benefit)	(4,638)	4,415	6,207	24,483
Other, net	(524)	(1,384)	(241)	176
Depletion and accretion expense	49,847	47,574	176,529	160,662
Non-cash stock-based compensation	615	349	2,298	2,162
Impairments of long-lived assets	35,637	26,496	36,369	26,496
Warrant exchange transaction costs	—	—	—	2,456
(Gain) loss on derivatives - commodity derivatives	8,803	(19,129)	908	(25,544)
(Gain) loss on equity investments	(4,132)	(508)	15,183	(508)
Net cash receipts from commodity derivatives	3,974	4,065	16,363	22,895
Loss on derivatives - common stock warrants	—	—	—	5,742
Adjusted EBITDAX	$82,633	$81,826	$290,845	$305,434

Reconciliation of Debt to Net Debt

The Company provides Net Debt, which is a non-GAAP financial measure. The Company defines Net Debt as long-term debt less cash as of the balance sheet date. The Company’s Net Debt to Adjusted EBITDAX provides investors with insight into the Company’s leverage as of the measurement date.
The following table provides a reconciliation from the GAAP measure of Debt to Net Debt and Net Debt to Adjusted EBITDAX ratio:

December 31,
(in thousands except for ratio)	2024
Long-term debt	$205,000
Cash	9,419
Net Debt	$195,581

Net Debt to Adjusted EBITDAX ratio	0.7

Reconciliation of Net Income to Adjusted Net Income and Adjusted Earnings Per Share
The Company provides Adjusted Net Income and Adjusted Earnings Per Share, which are non-GAAP financial measures. Adjusted Net Income and Adjusted Earnings Per Share represent earnings and diluted earnings per share determined under GAAP without regard to certain non-cash and nonrecurring items. The Company defines Adjusted Net Income as net income as determined under GAAP excluding impairments of long-lived assets, gain on disposal of oil and natural gas properties, (gain) loss on derivatives - commodity derivatives, net cash receipts from (payments on) commodity derivatives, loss on derivatives - common stock warrants, (gain) loss on equity investments, deferred finance cost amortization acceleration, warrant exchange transaction costs, tax impact on above adjustments and changes in deferred taxes and other estimates.

The Company defines Adjusted Earnings Per Share as Adjusted Net Income divided by weighted average number of diluted shares of common stock outstanding.

The Company believes these measures provide useful information to analysts and investors for analysis of its operating results on a recurring, comparable basis from period to period. Adjusted Net Income and Adjusted Earnings Per Share should not be considered in isolation or as a substitute for earnings or diluted earnings per share as determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation from the GAAP measure of net income to Adjusted Net Income, both in total and on a per diluted share basis, for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share data)	2024	2023	2024	2023
Net income (loss)	$(11,622)	$17,539	$18,759	$81,099
Impairments of long-lived assets	35,637	26,496	36,369	26,496
(Gain) loss on derivatives - commodity derivatives	8,803	(19,129)	908	(25,544)
Net cash receipts from commodity derivatives	3,974	4,065	16,363	22,895
Loss on derivatives - common stock warrants	—	—	—	5,742
(Gain) loss on equity investments	(4,132)	(508)	15,183	(508)
Deferred finance cost amortization acceleration	—	522	2,167	522
Warrant exchange transaction costs	—	—	—	2,456
Tax impact on above adjustments (a)	(9,963)	(2,610)	(15,973)	(7,309)
Changes in deferred taxes and other estimates	—	—	—	1,223
Adjusted net income	$22,697	$26,375	$73,776	$107,072

Earnings per diluted share - as reported	$(0.09)	$0.13	$0.14	$0.61
Impairments of long-lived assets	$0.27	$0.20	$0.28	$0.20
(Gain) loss on derivatives - commodity derivatives	$0.07	$(0.14)	$—	$(0.20)
Net cash receipts from commodity derivatives	$0.03	$0.03	$0.13	$0.17
Loss on derivatives - common stock warrants	$—	$—	$—	$0.04
(Gain) loss on equity investments	$(0.03)	$—	$0.12	$—
Deferred finance cost amortization acceleration	$—	$—	$0.02	$—
Warrant exchange transaction costs	$—	$—	$—	$0.02
Tax impact on above adjustments (a)	$(0.08)	$(0.02)	$(0.12)	$(0.05)
Changes in deferred taxes and other estimates	$—	$—	$—	$0.01
Adjusted earnings per diluted share	$0.17	$0.20	$0.57	$0.80
Adjusted earnings per share:
Basic earnings	$0.17	$0.20	$0.57	$0.80
Diluted earnings	$0.17	$0.20	$0.57	$0.80
(a) Estimated using statutory tax rate in effect for the period.